Exhibit (d)(4)

United Therapeutics Corporation

Notice of Grant

(the “Optionee”) has been granted an option (the “New Option”) to purchase certain shares of common stock of United Therapeutics Corporation (the “Company”) pursuant to the United Therapeutics Corporation Amended and Restated Equity Incentive Plan (the “Plan”), in exchange for certain options (the “Original Option”) which have been tendered by the optionee in an exchange offer and cancelled by the Company, as follows:

New Option Grant Date:

Shares:

Exercise Price:	$ per share

The terms and conditions of this option grant are identical to those contained in your original option grants, which are listed in the table below, except as follows:

•                  the exercise price per share for each New Option is equal to the price set forth above; and

•                  each New Option corresponding to an original option that was vested and exercisable on or prior to the expiration date of the exchange offer will not be vested, and will become subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. Each New Option corresponding to an original option that was unvested on the expiration date of the exchange offer will continue to vest pursuant to the original terms of the option.

Original Grant Date	Exercise Price	Total Number of Exchanged Original Options

Upon acceptance of this grant online, you and the Company agree that this option is granted under and governed by the terms and conditions of the Plan and the Equity Incentive Plan Terms and Conditions, both of which may be accessed by going to https://intranet.unither.com > “Sections” > “Options & STAPs” on the Company’s intranet. Both the Plan and the related terms and conditions are incorporated by reference and made a part of this document.

Shortly, you will be receiving an email advising you that your New Options have been credited to your individual stock option account.  Please follow the instructions in the email on how to accept your New Options by logging into the Computershare website.

United Therapeutics Corporation

By:

Its:

Address:	1110 Spring Street
Silver Spring, MD 20910